Exhibit 99.1
Repros Reports That Proellex Has Demonstrated
Superior Efficacy and Safety in Endometriosis When Compared to Standard of Drug Care
     THE WOODLANDS, Texas—(BUSINESS WIRE)—Repros Therapeutics Inc. (NasdaqGM:RPRX) today released top-line findings from its six month study of Proellex™ in the treatment of endometriosis. This study, conducted in Europe, enrolled 39 premenopausal women and has completed six months of dosing. The study included three dose levels of Proellex™ as well as a positive control arm. The positive control was Lucrin®, a GnRH agonist also known as Lupron® or leuprolide acetate, commonly used for the treatment of endometriosis. Proellex was administered in a double blinded fashion as a daily oral dose of either 12.5mg, 25mg, or 50mg capsules. Data from this study demonstrate that treatment with the 50mg Proellex dose reduces both the duration and intensity of pain more effectively than 12.5mg or 25mg and is significantly better (p = 0.0012) than Lucrin in reducing the number of days of pain over the course of the study. Pain reduction also occurred more rapidly than with the active control, Lucrin. Biomarkers of bone loss were unchanged on Proellex therapy but increased on Lucrin.
     Pain Results
     Pain is the most prevalent and debilitating symptom of endometriosis. The response of pain to treatment in this study was analyzed in 2 ways. Patients in the study maintained daily pain diaries to record the severity and frequency of pain. In addition, at each office visit, patients filled out endometriosis symptom surveys that included a questionnaire that evaluated intensity of pain on a bad day on a scale of 0-10, with 10 being the greatest intensity.
     Over the 180 day treatment period, pain diaries indicated that women on the 50mg Proellex dose had 170 or 96% pain free days (standard deviation 8.86 days). This decrease in duration of pain was statistically significantly better (p = 0.0012) than the 117.8 (74%; standard deviation 51.4 days) pain free days achieved with Lucrin. The 50mg dose of Proellex was also statistically superior to both the 25mg and 12.5mg doses with regard to pain free days. Patients on Proellex 12.5mg and 25mg had 115.9 (66%; standard deviation 69.2 days) and 133.6 (75%; standard deviation 27.4 days) pain free days, respectively. These results clearly support a dose response for Proellex. The 25mg and 12.5mg doses of Proellex were not statistically different from Lucrin. At the end of the first month of therapy there was a statistically significant reduction in days of pain in the 50mg Proellex group (p = 0.031) compared with baseline, but not in the three other treatment groups.
     The intensity of pain was assessed by the question “On a scale of 1-10, with 0 being no pain and 10 being extreme pain, how intense was your pain on a bad day?” The mean scores for intensity of pain at baseline were 6.3 for the Proellex groups and 6.1 for the Lucrin group. Statistically significant relief from pain was evident by the first month in the 25mg and 50mg Proellex groups. At month three all four active treatment groups had statistically significant reduction in pain compared with baseline, with the following scores: 3.7 (p = 0.03) for 12.5mg, 3.2 (p = 0.03) for 25mg, 1.6 (p = 0.016) for 50mg Proellex and 1.5 (p = 0.016) for Lucrin. These dose related reductions continued until month six when the values for pain intensity were 2.0

(p = 0.008), 2.8 (p = 0.023), 0.6 (p = 0.004) and 0.7 (p = 0.016), respectively. Two months after stopping treatment pain returned and was of similar intensity in all four treatment groups.
     Safety Findings
     All doses of Proellex maintained estrogen concentrations in the low normal range (mean > 40 pg/ml). Importantly, there were no significant changes in biomarkers of bone resorption in any of the dose arms of Proellex at three and six months of treatment. Women receiving Lucrin in the study, on average, experienced a reduction of estrogen to post-menopausal levels (< 25 pg/ml) by month three and this was maintained through month six of treatment. This outcome was associated with a statistically significant increase (p = 0.023) in biomarkers of bone resorption compared with the baseline values and at month three, and therefore an increased risk of bone loss. At month six as well as at the one month follow up visit, this increase in markers of bone resorption was still present in women treated with Lucrin.
     Side effects of Proellex were generally mild with no individual organ system being involved systematically. This is a small study and no definitive conclusions can be made from the safety data but there was no single signal of safety observed.
     Safety evaluations also included ultrasound examinations of endometrial thickness. The data from these examinations suggest an inverse dose dependent effect of Proellex on endometrial thickness at three months. After three months on treatment, women receiving 50mg Proellex had a non-significant reduction in the thickness of the endometrium compared to baseline, whereas women receiving 12.5mg and 25mg Proellex had a non-significant thickening of the endometrium. This inverse relationship was still present at six months of treatment although there was some increase in endometrial thickness as compared to baseline for all three doses of Proellex at that time. In two cases where non-menstrual spotting and bleeding was observed in patients with excessive endometrial thickening in the 12.5mg and 25mg groups, a dilation and curettage (D&C) procedure was performed to stop the bleeding. A similar event has not been seen at the 50mg dose during the treatment phase. Greater than normal bleeding occurred in two patients in the 50mg Proellex group after treatment was stopped and a D&C was performed in one and the other successfully managed conservatively.
     Dr. Andre van As, Repros’ Chief Medical Officer and Senior VP of Clinical and Regulatory Affairs, noted, “Although these data are from a small group of women with endometriosis, they are reflective of six months of treatment, and we are pleased that the data from the three-month interim analysis have been confirmed. This study has been significant in indicating that there is a relationship between dose, duration of therapy, the risk of endometrial thickening and potential for unusual endometrial bleeding. In studying these relationships Repros has formulated a strategy to successfully manage this by adjusting treatment cycles to four months, and to use a 50mg dose that is associated with a lesser tendency to endometrial thickening with time. Each treatment cycle will be followed by a drug holiday in order to refresh the endometrium. After the occurrence of normal menstruation, a new four-month treatment cycle will be started. In this way the symptoms of endometriosis could be controlled in the long term without the occurrence of unscheduled bleeding. This treatment strategy was discussed with the FDA at our March Pre-IND meeting and all future studies with Proellex will be conducted in this way.”

     Joseph Podolski, President and CEO of Repros, added, “The endometriosis market is large and remains under-served and represents a significant unmet need in women’s health. Few drug therapies are viable for long-term use, leaving invasive laparoscopy as the most common treatment. We strongly believe that Proellex, with the efficacy and safety it is demonstrating here, has the potential to become an important medical approach to the long-term treatment of this difficult to manage condition.”
     Repros met with the FDA at a Pre-IND meeting in March and will be submitting an IND for the treatment of endometriosis this summer. Repros plans to commence a U.S. Phase 2 clinical trial before year end, pending approval of the IND.
     About Repros Therapeutics Inc.
     Repros is engaged in the development of pharmaceutical products that address conditions of the male and female reproductive systems. Proellex, the Company’s lead compound, a PRM (progesterone receptor modulator) has recently completed a successful U.S. three-month Phase 2 clinical trial for the treatment of uterine fibroids, a condition that affects numerous women of childbearing age in the United States and results in a significant number of hysterectomies each year. Proellex has recently completed a six-month European Phase 1/2 study for the treatment of endometriosis, a condition that affects approximately 5.5 million women in the United States and Canada. Androxal™, the Company’s other program in late clinical development, is designed to restore normal testosterone production by the testes in men and has recently completed a six-month U.S. non-pivotal Phase 3 clinical trial for the treatment of testosterone deficiency due to secondary hypogonadism. According to industry sources, approximately 13 million men in the United States experience testosterone deficiency. The Company is planning meetings with the FDA for all three programs to lay out the remaining clinical program pathway required before a New Drug Application may be submitted for each product candidate.
For more information, please visit the Company’s website at http://www.reprosrx.com.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment in such clinical studies and the accuracy of such studies, Repros’ ability to raise additional capital on acceptable terms or at all, and such other risks which are identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and Repros’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, as they may be updated by the Company’s Exchange Act filings from time to time. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Joseph S. Podolski President & CEO (281) 719-3447